AIR T INC ANNOUNCES FORMATION OF CRESTONE AIR PARTNERS - INDEPENDENT YET INTERRELATED DIVISION FOCUSING ON LEASING AND MANAGING COMMERCIAL AVIATION ASSETS

Minneapolis, July 8, 2022 — AIR T, INC (NASDAQ: AIRT) today announced the formation of Crestone Air Partners, Inc. (“Crestone”), a wholly owned subsidiary focused on trading, leasing, and managing commercial aviation assets. Crestone’s leadership has over 100 years of combined aviation industry experience. Crestone will service our previously announced aircraft asset management joint venture (the "2021 JV"), and work closely with our capital partners to invest in aviation assets through the 2021 JV. As of June 30, 2022, the 2021 JV has deployed nearly $100 million of equity with the possibility of an additional $300 million if all upsize options are executed.
As Air T’s newest business unit, Crestone Air Partners is a spin-off from Air T’s 79% owned subsidiary, Contrail Aviation Support, LLC. Crestone commences operations with an established platform, including a diverse portfolio of airline customers and assets.

Crestone will grow through the acquisition of mid-to-end of life commercial jet aircraft and engines subject to lease, on behalf of our 2021 JV. Crestone also intends to acquire, on behalf of our 2021 JV, off-lease assets for redeployment and end-of-life optimization. Crestone offers competitive and flexible terms to prospective lessees. Crestone brings unique value to transactions by drawing on the expertise of interrelated aviation specialist subsidiary businesses across the Air T family.
Nick Swenson, CEO of Air T: “We’re excited about the formation of Crestone and welcome the team’s coming of age as an independent, stand-alone business within the Air T family. Crestone’s mission is to build a dynamic, full-service aviation asset management platform with a diverse portfolio of commercial jet aircraft and engines subject to lease with airlines globally. Our investor-partners are pleased with what the team has delivered during the first year of our JV. We expect to continue to grow as the high-performance Crestone team executes on its business plan.”
Sebastian Lourier, CEO of Crestone Air Partners: “What gives Crestone a unique and competitive edge in the marketplace? First and foremost, it’s our ability to leverage the Air T platform and provide value-maximizing solutions for commercial aircraft assets under management. We can take an airplane, manage it throughout its lease, and then re-lease it. At the end of the final lease, we can remove the engines and keep leasing them, while most lessors can only sell the aircraft to the market. Through the Air T family, we can dismantle the aircraft on our schedule, sell the underlying airframe material, and sell the engine components. It’s a complete lifecycle solution that monetizes an airplane and drives maximum value for our customers and investors.”
Lourier continued, “Crestone offers investors a strong and stable team of innovative commercial aviation asset managers focused on real-time information for transparent insight, high-touch customer service, and calibrated risk-adjusted returns. We develop lifecycle strategies to monetize commercial jet aircraft and drive maximum value. Crestone delivers deep market insights and rich value to its clients by identifying their needs and taking a customer-as-partner approach with airlines, MROs, lessors, OEMs, and investors.”

ABOUT AIR T, INC
Established in 1980, Air T Inc. is a portfolio of powerful businesses and financial assets, each of which is independent yet interrelated. Its core segments are overnight air cargo, aviation ground support equipment manufacturing, and commercial aircraft asset management and logistics. We seek to expand, strengthen and diversify our after-tax cash flow per share; while build Air T’s core businesses, and when appropriate, expanding into adjacent and other industries. We seek to activate growth and overcome challenges while delivering meaningful value for all stakeholders. For more information, visit www.airt.net.

CONTACT
Air T, Inc.
Brian Ochocki, CFO
bochocki@airt.net
612-843-4302